EXHIBIT 99.3
THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE PROVISIONS OF ANY APPLICABLE STATE SECURITIES LAWS. THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.
CONVERTIBLE SENIOR SUBORDINATED PROMISSORY NOTE

$1,418,965	Promissory Note No. 14
January 17, 2008
     FOR VALUE RECEIVED, Goldleaf Financial Solutions, Inc., a Tennessee corporation (the “Company”), hereby promises to pay to Brian Geisel (herein, together with any assignee or holder hereof, called the “Holder”), the principal sum of One Million Four Hundred Eighteen Thousand Nine Hundred Sixty Five DOLLARS ($1,418,965), together with interest as provided for herein and all other amounts, fees and expenses which may accrue under applicable law from the date hereof until the date of payment in full or conversion as provided herein, in lawful currency of the United States of America.
     This Convertible Senior Subordinated Promissory Note (this “Note”) is one of a series of $7,000,000 in convertible senior subordinated promissory notes (together with the Note, the “Notes”) issued pursuant to, and is entitled to the benefits of the provisions of, that certain Agreement and Plan of Merger, dated as of January 17, 2008 (the “Merger Agreement”), by and among the Company, GLF Sub, Inc. and Alogent Corporation. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement.
SECTION 1
Terms
     Section 1.1 Interest Rate. The Company agrees that interest shall accrue on the outstanding principal amount of this Note from the date hereof until the principal has either been converted in accordance with the provisions hereof or paid in full, with interest accruing at a fixed simple rate per annum equal to seven percent (7.0%). Such interest shall be computed on the basis of actual days elapsed and a year of 365 days.
     Section 1.2 Payments. Unless earlier converted in accordance with Section 1.3 hereof, subject to the Section 4 hereof, the principal amount of this Note shall be immediately due and payable in full on the earliest to occur of (a) the second anniversary of the date of this Note, (b) any Event of Default (as defined in Section 2.1 below) under Section 2.1(a)-(d)

inclusive, and (c) the date of acceleration of this Note pursuant to the second sentence of Section 2.2(a) as a result of any other Event of Default (the earliest of such dates being the “Maturity Date”). The interest accrued on this Note from the date of this Note through the Maturity Date shall be payable to the Holder in arrears on the Maturity Date, when all accrued and unpaid interest, and all other outstanding amounts, fees and expenses due hereunder, shall be due and payable. The Company may elect, however, to pay accrued and unpaid interest on this Note in cash on the 17th day of each April, July, October and January after the date hereof. Payment of principal on this Note shall be made by wire transfer or ACH to the Holder according to written instructions provided by the Holder, provided that if the Holder fails to provide such instructions at least four business days before such payment is due, then payment may be made by check delivered to the Holder at the address of the Holder reflected on the investor agreement delivered to the Company pursuant to the Merger Agreement, or at such other place as the Holder may designate and notify the undersigned in writing, on or before the date due.
     Section 1.3 Conversion into Common Stock at Election of Holder. At any time and from time to time when any principal amount of this Note remains outstanding, whether before or after the Maturity Date, the Holder may elect to covert the entire outstanding principal amount of this Note, or any lesser amount of this Note that is convertible into a number of Shares (as defined below) that is divisible by one hundred (100), into that number of fully paid and nonassessable shares (the “Shares”) of the Company’s Common Stock, no par value (the “Common Stock”), as is obtained by dividing (A) the amount to be converted by (B) Four Dollars and Fifty Cents ($4.50) (the “Conversion Price”). The Holder shall give five (5) days’ written notice to the Company of such election to convert this Note, and such conversion shall be deemed to have been made on the fifth (5th) day after such notice is delivered to the Company. On conversion, all of the accrued but unpaid interest on the Note, together with all outstanding fees and expenses due under this Note, shall be paid to the Holder in cash as provided in Section 1.2 above (or a pro rata amount of such interest, fees and expenses if less than all of this Note is converted), and such interest shall not be convertible into Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of this Note. In lieu of issuing such fractional shares, the Company shall pay all of the cash value of any fractional interest to the Holder. Notwithstanding the foregoing, the Company shall not be obligated to pay accrued and unpaid interest on conversion as provided above if such payment would cause, or in the Company’s reasonable judgment be likely to cause, a default under the Credit Agreement (as such term is defined below). In such event, such accrued and unpaid interest shall be payable to the Holder (or the Holder’s assignee) on the Maturity Date, and the Company’s failure to pay such interest on conversion shall not be deemed to be an Event of Default as defined below.
     Section 1.4 Optional Prepayment with the Consent of the Holder. At the option of the Company with the prior written consent of the Holder, the Company may, without premium or penalty, prepay the unpaid principal amount of this Note, in whole or in part, together with interest accrued thereon and all other outstanding amounts, fees and expenses to the date of prepayment. The Company shall make the same prepayment offer to the Holders of all outstanding Notes, with such prepayment to be pro rated among the holders of Notes in accordance with their respective portions of the outstanding aggregate principal amount of the Notes that are then outstanding, but if the Holder of this or any other Note grants such consent, then the Company may prepay such Note notwithstanding the refusal of the holders of other Notes to grant such consent. Further, the Company may, subject to the Holder’s conversion rights under Section 1.3, prepay the Note without the consent of the Holder if the Company proposes, during the final six months of the term of the Senior Debt (as defined below and as in effect on the date hereof), to amend, restate, supplement, modify, refinance or replace the Senior Debt under terms that would violate Section 1.5(a), and the Majority Holders (as defined below) decline to consent. Any such prepayment shall be applied first to the payment of accrued interest and then to repayment of principal.
     Section 1.5 Restrictive Covenants. From the date of this Note until all amounts outstanding under this Note, including principal, interests, fees, expenses and other amounts, have been indefeasibly paid in full or converted as provided herein, the Company hereby covenants and agrees with the Holder as follows:
          (a) Senior Debt. The principal amount of the Company’s and its subsidiaries’ “Senior Debt” (as defined in the following sentence) shall not exceed $55,000,000 as reduced by the amount of all commitment reductions on revolving loans (the “Senior Debt Limit”) in the aggregate. “Senior Debt” means the principal of any indebtedness now existing or hereafter incurred under that certain Second Amended and Restated Credit Agreement dated as of November 30, 2006 among the Company, Bank of America, N.A., Wachovia Bank, N.A., The Peoples Bank of Winder and the other lenders from time to time party thereto, as amended and in effect as of the date hereof (the “Credit Agreement”), including, without limitation, the loan or loans thereunder and any debtor-in-possession financing provided by the Senior Lenders. The term Credit Agreement includes any amendments, restatements, supplements or modifications thereto and any refinancing or replacement thereof with a credit facility led or provided by a commercial bank; provided that the terms of such amendment, restatement, supplement, modification, refinancing or replacement are not prohibited or restricted pursuant to the terms of this Note. The Company shall not agree, nor shall it permit any subsidiary to agree, to any amendment to the Credit Agreement or the agreements and documents executed and delivered in connection therewith (the “Senior Credit Documents”) (including, without limitation, any refinancing of the Senior Debt) which (i) increases the principal amount of the Senior Debt above the Senior Debt Limit, (ii) increases the interest rates payable with respect to any amount owed thereunder (other than as a result of an event of default thereunder) by more than three hundred basis points above the interest rates set forth in the Credit Agreement as in effect as of the date of this Note, (iii) shortens the maturity of the Senior Debt (unless the maturity of the Note is shortened by an equal length of time), or (iv) extends the maturity of the Senior Debt, unless, in each case, the Company obtains the prior written consent of the Holders of Notes representing at least 66.67% of the principal amount of all Notes then outstanding (the “Majority Holders”).
          (b) No Other Liens. Without the prior written consent of the Majority Holders, the Company shall not, nor shall it permit any of its subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist, any “Lien” (as defined in the next sentence) upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than Liens granted pursuant to the Credit Agreement and any other Senior Credit Document as in existence on the date hereof, and Liens permitted without consent or waiver of any other party to the Credit Agreement under Section 7.1 of the Credit Agreement as such Section 7.1 (including any schedule thereto) exists on the date hereof. “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement intended as security (and expressly excluding the Company’s and the subsidiaries’ operating and investment bank accounts), encumbrance, lien (statutory or otherwise), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement), and any capital lease having substantially the same economic effect as any of the foregoing.
          (c) No Other Senior Indebtedness. Without the prior written consent of the Majority Holders, the Company shall not, nor shall it permit any of its subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist, any “Indebtedness” (as defined in the next sentence) unless such Indebtedness is either (i) expressly permitted under Section 7.3 of the Credit Agreement (as such Section 7.3 exists as of the date hereof) or without consent or waiver of any other party thereto, (ii) capital leases not exceeding $500,000 in aggregate amount for each “Acquisition” (as such term is defined in the Credit Agreement) or (iii) junior and subordinate in every material respect to the debt evidenced by this Note, including but not limited to the following: such debt (x) has a maturity that is at least sixty (60) days beyond the Maturity Date, (y) is unsecured; and (z) has no greater remedies, rights or priorities than the remedies, rights and priorities granted to the Holder in this Note. “Indebtedness” means all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (1) all obligations for borrowed money and all obligations evidenced by bonds, debentures, promissory notes, loan agreements or other similar instruments; (2) all direct or contingent obligations arising under letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (3) net obligations under any hedge, forward, derivative, swap or other similar contract or transaction; (4) all obligations to pay the deferred purchase price of property or services (other than (x) trade accounts payable in the ordinary course of business and (y) earn-out arrangements previously entered into by the Company in connection with the acquisitions of certain assets of Community Banking Systems, Ltd. and DataTrade L.L.C.); (5) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed or is limited in recourse; (6) capital leases; and (7) all guarantees or other obligations, contingent or otherwise, having the economic effect of guaranteeing any indebtedness described above or other obligation payable or performable by another person or entity in any manner, whether direct or indirect.
          (d) Restricted Payments. Without the prior written consent of the Majority Holders and except as permitted below, the Company shall not, nor shall it permit any of its subsidiaries to declare or make, directly or indirectly, (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any of its capital stock or other equity interest, or (ii) any payment (whether in cash, securities or other property) on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest or of any option, warrant or other right to acquire any such capital stock or other equity interest (collectively, “Restricted Payments”), or incur any obligation (contingent or otherwise) to do so, except that: (x) each subsidiary of the Company may make Restricted Payments to the Company and to any other subsidiary of the Company; and (y) the

Company and each of its subsidiaries may declare and make dividend payments or other distributions payable solely on its common stock or other common equity interests (subject to the terms of Section 1.7(c) below).
          (e) Cessation of Business. Without the prior written consent of the Majority Holders, the Company shall not, nor shall it permit any of its material subsidiaries (for this purpose meaning subsidiaries having more than $2,000,000 in revenues in the past 12 months) to, dissolve, liquidate (unless the successor to the subsidiary’s assets in such dissolution or liquidation is the Company or another subsidiary), cease to do business or suspend normal business operations, provided that the sale or other disposition of a subsidiary in a transaction approved by the Company’s board of directors shall not be deemed to be a cessation of doing business or a suspension of normal business operations.
          (f) Restrictive Agreements. Without the prior written consent of the Majority Holders, neither Company nor any of its subsidiaries will enter into or become obligated under any agreement or contract including, without limitation, any loan agreement, promissory note (or other evidence of indebtedness), mortgage, security agreement or lease, which by its terms prevents or restricts Company or its subsidiaries from performing its obligations under this Note, other than the Senior Credit Documents.
     Section 1.6 Rights Upon Certain Transactions. In the event the Company proposes to engage in any reclassification of the Common Stock (other than a change in par value, or as a result of a subdivision or combination), or in any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger with another corporation in which the Company is a continuing corporation and in which the Company’s shareholders immediately preceding such consolidation or merger own at least 50% of the voting securities of the Company following such consolidation or merger and that does not result in any reclassification of the Shares issuable upon conversion of this Note), or in any sale of all or substantially all of the assets of the Company, or in any “Rule 13e-3 transaction” as defined in SEC Rule 13e-3 (the foregoing transactions and events being referred to collectively as a “Major Event”), then the Holder of this Note shall have the option to elect, contingent upon the closing of such Major Event, either (a) to convert this Note as provided in Section 1.3 above, contingent upon the effectiveness of the Major Event, and to receive the consideration payable to the holders of Common Stock as a result of such Major Event; (b) to have the entire outstanding balance hereunder accelerated and to be paid in full in cash all amounts owed hereunder on or before the closing of such Major Event; or (c) if and only if the Company so consents, to receive a “New Note” (the Company may grant or withhold such consent in its sole discretion). “New Note” means a new Note, providing that the Holder shall have the right to convert such new Note, and procure upon such conversion, in lieu of the Shares theretofore issuable upon conversion of this Note, the kind and amount of shares of stock, other securities, money and property receivable upon such Major Event by a holder of an equivalent number of shares of Common Stock. Such New Note shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 1.7. The Holder shall be entitled to receive the same prior notice of any shareholders’ meeting as provided to the holders of Common Stock in accordance with the Bylaws of the Company with respect to any Major Event and, in any event, shall receive at least ten (10) days advance written notice of any Major

Event, together with such information about the Major Event and the other parties thereto as is available to the Company and as may be reasonably requested by the Holder to enable the Holder to evaluate which option above the Holder wants to select.
     Section 1.7 Adjustment.
     The number of Shares into which this Note is convertible and the Conversion Price are subject to adjustment from time to time upon the occurrence of certain events, as follows:
          (a) If the Company at any time while any amounts remain outstanding under this Note shall subdivide or combine the Common Stock, the Conversion Price shall be proportionately decreased in the case of a subdivision or increased in the case of a combination.
          (b) If the Company at any time while any amounts remain outstanding under this Note shall pay a dividend with respect to the shares of Common Stock payable in, or make any other distribution with respect to, the Common Stock (except any distribution specifically provided for in the foregoing Section 1.7(a)), then the Conversion Price shall be adjusted, from and after the date of determination of shareholders entitled to receive such dividend or distribution, to that price determined by multiplying the Conversion Price in effect immediately prior to such date of determination by a fraction (1) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution, and (2) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution.
          (c) Notwithstanding anything to the contrary in this Note, under no circumstances shall the Company be required to make any adjustment to the Conversion Price or the number of equity securities issuable upon conversion of this Note that would duplicate an adjustment that is afforded to the Common Stock generally pursuant to the Company’s articles of incorporation.
SECTION 2
Events of Default
     Section 2.1 Events of Default. The outstanding balance of this Note, including principal, interest and all other amounts, fees and expenses, shall automatically be and become immediately due and payable without any action on the part of the Holder upon the happening of any of the following events (each, an “Event of Default”):
          (a) The Company or any of its subsidiaries institutes or consents to the institution of any proceeding under any federal bankruptcy law, or any other applicable federal or state bankruptcy, insolvency, liquidation, creditors’ rights or other similar law, as now or hereafter constituted (“Bankruptcy Law”); or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed and the appointment continues undischarged or unstayed for ninety (90) calendar days; or any proceeding under any Bankruptcy Law relating to the Company or any of its subsidiaries or to all or any material part of its or their property is instituted by any person or entity and continues undismissed or unstayed for ninety (90) calendar days; or an order for relief is entered in any such proceeding; the Company or any of its subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Company or any of its subsidiaries and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or the Company takes any corporate action in furtherance of any of the foregoing;
          (b) the Company shall fail to pay any amount of principal or interest due under this Note on the due date;
          (c) the Company (i) fails to perform or observe any term, covenant or agreement contained in Section 1.5(a), (c), or (d) of this Note; (ii) ceases to be a reporting company under the Exchange Act; or (iii) the Company’s common stock ceases to be listed for trading on one of the Nasdaq Global Market, Nasdaq Capital Market, Nasdaq Global Select Market or the American Stock Exchange (or their successors), other than, with respect to clauses (ii) and (iii), in connection with a Major Event where the provisions of Section 1.6 above have been satisfied;
          (d) the Company shall default in the due performance or observance of any other covenant, agreement or provision of this Note (other than as provided in Sections 2.1(b) and (c) above), and such default shall have continued uncured for a period of thirty (30) days after written notice thereof to the Company from the Holder (or if such default relates to the outstanding Notes generally, from a holder of any Note);
          (e) A default or event of default that remains uncured following any applicable cure period shall have occurred with respect to any Indebtedness of the Company in the amount of $1,000,000 or more and such Indebtedness shall have been accelerated by its holder;
          (f) There is entered against the Company or any of its subsidiaries (i) a final judgment or order for the payment of money in an aggregate amount exceeding $1,000,000 (to the extent not covered by (x) independent third party insurance as to which the insurer does not dispute coverage or (y) a performance bond), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have or cause, individually or in the aggregate, a material adverse effect upon the legality, validity, binding effect or enforceability of this Note, or a material impairment of the Company’s ability to perform its obligations under this Note, and, in either case, enforcement proceedings are commenced by any creditor upon such judgment or order;
          (g) This Note, for any reason other than as expressly permitted hereunder or satisfaction in full of all obligations under this Note, ceases to be in full force and effect; or the

Company denies that it has any or further liability or obligation under this Note, or purports to revoke, terminate or rescind this Note, in whole or in part; or
          (h) Any Major Event occurs, unless (i) the provisions of Section 1.6 have been satisfied and, on or before the date of such Major Event, all payments, New Notes (subject to Company consent) and other amounts (as applicable) that such Holder elected to receive pursuant to Section 1.6 under this Note are paid and delivered to the Holder in full, in which event no consent shall be required under Section 1.4; or (ii) the Company obtains the prior written consent of the Majority Noteholders.
     Section 2.2 Remedies. In addition to any other remedies available to the Holder:
          (a) Upon the occurrence and during the continuance of an Event of Default referred to in Section 2.1(a) and Section 2.1(b), the principal amount then outstanding under this Note, and the accrued interest thereon, shall become immediately due and payable without presentment, demand, notice of any kind, protest or other formalities of any kind, all of which are hereby expressly waived by the Company. Upon the occurrence of an Event of Default other than ones referred to in Section 2.1(a) and Section 2.1(b), the Holder may, upon written notice to the Company (but without any other notice of any kind), declare the principal amount then outstanding of, and the accrued interest thereon, this Note to be due and payable immediately, and upon such declaration the same shall become due and payable immediately, without presentation, demand, protest, notice (other than as expressly provided above) or other formalities of any kind, all of which are expressly waived by the Company. If the Maturity Date is accelerated as provided in this Section 2.2(a), this Note shall bear interest at the simple interest rate of twelve (12%) per annum, commencing on the date of such acceleration without further notice and continuing as long as an Event of Default continues.
          (b) Upon the occurrence and during the continuance of an Event of Default, the Holder may institute such actions or proceedings in law or equity as it shall deem expedient for the protection of its rights and may prosecute and enforce its claims against all assets of the Company, and in connection with any such action or proceeding shall be entitled to receive from the Company payment of the principal amount of this Note plus accrued interest to the date of payment plus reasonable expenses of collection, including, without limitation, reasonable attorneys’ fees and expenses actually incurred (rather than calculated in accordance with Georgia Code Section 13-1-11), whether or not suit is instituted.
          (c) In addition to the remedies provided above, if (i) the principal amount then outstanding of this Note, and the accrued interest thereon, shall become immediately due and payable as provided in Section 2.2(a) and (ii) all amounts owing under this Note are not paid in full within thirty (30) days thereafter, then the Company shall take the following actions:
          (x) Subject to Section 4 hereof, the Company shall pay a monitoring fee of $300,000 per month to the holders of the Notes (pro rated among the holders of Notes in accordance with their respective portions of the outstanding aggregate principal amount of the Notes that are then outstanding, and with such monitoring fee to be reduced proportionately if and to the extent that the total principal amount of the Notes then outstanding is then less than $8,000,000), beginning with the first payment of $300,000 on the date that is thirty (30) days after the acceleration of this Note pursuant to Section 2.2(a). The Company shall pay another such monitoring fee on the date that is thirty (30) days thereafter and again on the date that is sixty (60) days thereafter, provided that if the Company pays all amounts owing under this Note during such sixty (60) day period, the Company shall be required to pay only a proportionate amount of such monitoring fee(s) based on the number of days elapsed in such period before the payment. In no event shall the Company be obligated to pay more than $900,000 in monitoring fees.
          (y) The Company shall immediately seek approval from the holders of the Senior Debt (or the required percentage thereof) to grant a security interest in the Company’s assets to secure the indebtedness owed by the Notes. The Company shall, if such approval is granted, promptly enter into a security agreement and related documents with a representative of the holders of Notes designated by the Majority Noteholders as agent for the holders of Notes, in customary form to grant such a security interest.
          (d) No delay or omission on the part of the Holder in exercising any right hereunder shall operate as a waiver of such right or any other right of the Holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.
SECTION 3
Miscellaneous
     Section 3.1 Lost, Stolen or Mutilated Notes. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and in case of any such loss, theft or destruction, upon delivery of any customary indemnity agreement reasonably satisfactory to the Company, or in any case of any such mutilation, upon surrender and cancellation of this Note, the Company at its expense will issue and deliver a new Note of like tenor in an amount equal to the amount of such lost, stolen or mutilated Note and any such lost, stolen or destroyed Note shall thereupon become void.
     Section 3.2 Benefit of Note. This Note shall be binding upon, and shall inure to the benefit of and be enforceable by, the Holder and the Holder’s successors and assigns. All of the covenants and the agreements contained in this Note by or on behalf of the Company are binding on the Company’s successors and assigns, whether by consolidation, merger, transfer or license of all or substantially all of the assets of the Company.
     Section 3.3 Certain Waivers. The Company hereby waives presentment for payment, notice of dishonor, protest, notice of protest, diligence, demand, and notice of any kind (except for notice provisions expressly specified in this Note) and assents to the extension of the time of payment, release, surrender or substitution of security, or forbearance or other indulgence, without notice. Except as provided in the following sentence, the Company agrees to pay all amounts of principal, interest and fees under this Note without offset, deduction, claim, counterclaim, defense or recoupment, all of which, except offsets, recoupments or counterclaims which could not, by reason of any applicable federal or state procedural laws, be interposed, pleaded or alleged in any other action, are hereby waived by the Company. The Company may, however, cancel Notes in the aggregate face amount of up to $2,800,000 and receive interest thereon in settlement of indemnification claims under the Merger Agreement as provided in (and up to the amount of “Escrow Funds” as defined in) that certain Escrow Agreement dated January 17, 2008 by and among the Company, the Shareholder Representative (as such term is defined in the Merger Agreement), and Suntrust Bank, a Georgia banking corporation, as escrow agent.
     Section 3.4 Notices. All notices required under this Note shall be deemed to have been given or made for all purposes (i) upon personal delivery, (ii) upon confirmation receipt that the communication was successfully sent to the applicable number if sent by facsimile; (iii) one day after being sent, when sent by professional overnight courier service, or (iv) five days after posting when sent by registered or certified mail. Notices to the Company shall be sent to the principal office of the Company (or at such other place as the Company shall notify the Holder hereof in writing). Notices to the Holder shall be sent to the address of the Holder reflected on the investor agreement delivered to the Company pursuant to the Merger Agreement, or at such other place as the Holder shall notify the Company in writing.
     Section 3.5 Amendment; Waiver. Subject to Section 4.2(c) hereof, any term of this Note may be amended, changed or modified, and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Majority Noteholders; provided, however, that no amendment, change, modification or waiver respecting this Note may be made by the Majority Noteholders without the consent of the Holder unless a comparable amendment, change, modification or waiver is made respecting all of the Notes issued pursuant to the Merger Agreement; and, provided further, that no amendment, change, modification or waiver respecting this Note may be made by the Majority Noteholders without the consent of the Holder if the effect of such amendment, change, modification or waiver is to discharge this Note in whole or in part, decrease the principal amount or rate of interest set forth herein, or to create, cause or increase any liability or obligation of the Holder. Subject to the foregoing, any amendment, change, modification or waiver to this Note shall apply equally and be binding upon all of the Notes issued pursuant to the Merger Agreement. Except as otherwise provided in this Note, this Note may not be discharged, nor shall the principal amount or interest be amended, changed or modified, without the written consent of the Company and the Holder of this Note. This Section 3.5 may not be amended, changed or modified, except by a writing signed by the Company and all of the holders of Notes.
     Section 3.6 Payment of Interest. In no event whatsoever shall the amount paid or agreed to be paid to the Holder for the use of the money advanced or to be advanced hereunder exceed the maximum rate permitted by law (the “Maximum Rate”). If, for any circumstances whatsoever, the fulfillment of any provision of this Note or any other agreement or instrument now or hereafter evidencing, securing or in any way relating to the debt evidenced hereby shall involve the payment of interest in excess of the Maximum Rate, then, ipso facto, the obligation to pay interest hereunder shall be reduced to the Maximum Rate; and if for any circumstance whatsoever, the Holder shall ever receive interest, the amount of which would exceed the amount collectible at the Maximum Rate, such amount as would be excessive interest shall be applied to the reduction of the principal balance remaining unpaid hereunder and not to the payment of interest. This provision shall control every other provision in any and all other agreements and instruments existing or hereafter arising between the undersigned and the Holder with respect to the debt evidenced by this Note. It is the express intent hereof that the Company not pay and the Holder not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may legally be paid by the Company under applicable laws.
     Section 3.7 Transfer of Note and Shares.
          (a) Neither this Note nor the Shares have been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws (“Blue Sky Laws”). This Note has been acquired for investment purposes and not with a view to distribution or resale and may not be sold or otherwise transferred without (i) an effective registration statement for such Note under the Securities Act and such applicable Blue Sky Laws, or (ii) an opinion of counsel reasonably satisfactory to the Company and its counsel, that registration is not required under the Securities Act or under any applicable Blue Sky Laws. Notwithstanding anything herein to the contrary, the Company will not require opinions of counsel for transactions made pursuant to Rule 144 unless, after consultation with the Holder, the Company has a reasonable basis for believing that such disposition may not be made pursuant to Rule 144. Transfer of the Shares shall be restricted in the same manner as set forth in this Section 3.7(a), and the certificates representing such Shares shall bear substantially the following legend:
THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE TRANSFERRED UNTIL (I) A REGISTRATION STATEMENT UNDER THE ACT AND SUCH APPLICABLE STATE SECURITIES LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD THERETO, OR (II) IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, REGISTRATION UNDER THE ACT AND SUCH APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER.
     The Holder hereof and the Company agree to execute such other documents and instruments as counsel for the Company reasonably deems necessary to effect the compliance of the issuance of this Note and any shares of Common Stock issued upon conversion hereof with applicable federal and state securities laws.
          (b) The Company covenants and agrees that all Shares that may be issued upon conversion of this Note will, upon issuance and payment therefor, be legally and validly issued and outstanding, fully paid and nonassessable, free from all taxes, Liens, charges and preemptive rights, if any, with respect thereto or to the issuance thereof. The Company shall at all times reserve and keep available for issuance out of its authorized but unissued shares of

Common Stock upon the conversion of this Note such number of authorized but unissued shares of Common Stock as will be sufficient to permit the conversion in full of this Note and if at any time the number of authorized but unissued shares of Common Stock shall be insufficient to effect the conversion of all then outstanding Notes, the Company shall take such corporate action as may, in the opinion of its counsel be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.
          (c) Subject to the foregoing provisions of this Section 3.7, this Note may be transferred, in whole or in part, (i) to any Affiliate (as defined in Section 3.7(e) below) of the Holder; or (ii) to any “Person” (meaning an individual, partnership, corporation, joint venture, joint stock company, land trust, business trust, limited liability company, limited liability partnership or unincorporated organization), provided, however, that in connection with any transfer under this clause (ii), (x) the transferee is not a “competitor” of the Company as listed on Schedule A hereto or an Affiliate of such competitor and (y) the transfer is made only after compliance with the “first right of refusal” provisions set forth in Section 3.7(f) below. This Note may not be transferred other than as permitted by this paragraph. This paragraph will apply to any transferee to the same extent it applies to the original Holder unless such transfer was made in compliance with Rule 144 or other exemption from registration under the Securities Act and the transferee is not an Affiliate of the Company.
          (d) Such transfer may be made in any case permitted by this Section 3.7 by presentation of the Note to the Company with written instructions for such transfer. Upon such presentation for transfer, the Company shall promptly execute and deliver a new Note or Notes in the form hereof in the name of the assignee or assignees and in the denominations specified in such instructions. The Company shall pay all expenses incurred by it in connection with the preparation, issuance and delivery of Notes under this Section 3.7.
          (e) The term “Affiliate” means a Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the applicable Person; for purposes hereof, “control” means the possession, directly or indirectly, the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
          (f) If the Holder intends to transfer all or any portion of this Note other than as permitted under clause (i) of Section 3.7(c) and Section 3.7(g), the Holder shall give ten (10) days’ written notice to the Company of such intention. The notice, in addition to stating the Holder’s intention to transfer all or any portion of this Note, shall state: (i) the portion of this Note to be transferred if less than all of this Note is to be transferred, (ii) the name and address of the proposed transferee, (iii) the amount of the consideration for the transfer, and (iv) the terms of the transfer. On the date of the delivery of such notice to the Company, the Company shall become entitled to acquire this Note or the portion hereof to be transferred, as applicable, for the consideration and on the other terms described in the notice, and the Company may exercise this first right of refusal by notifying the Holder in writing of its intention and paying the purchase price to the Holder within ten (10) days thereafter, upon which payment this Note or the applicable portion thereof shall be transferred to the Company. If the Company does not exercise the right of first refusal within the 10-day period, the Holder may, within 90 days thereafter, complete the transfer described in the notice. A transfer by (A) a partnership to its partners or former partners in accordance with partnership interests, (B) a corporation to its stockholders in accordance with their interest in the corporation, (C) a limited liability company to its members or former members in accordance with their interest in the limited liability company, or (D) to an individual Holder’s family member, trust, family limited partnership or other entity for the benefit of an individual Holder or such Holder’s family member, shall in any such event not be subject to the right of first refusal in this Section 3.7(f); provided that in each case, such disposition complies with the other terms of this Note, including the other provisions of this Section 3.7, and the transferee will be subject to the terms of this Note to the same extent as if he were an original Holder hereunder.
     Section 3.8 Covenant Regarding Public Information. With a view to making available to the Holder the benefits of certain rules and regulations of the SEC that may permit the sale of securities to the public without registration, and certain other benefits, the Company agrees that it will, until the sooner to occur of (i) the first anniversary of the date hereof (unless the Holder is an Affiliate, in which event the obligations to the Holder under this Section 3.8 shall continue until (x) ninety (90) days following the date on which the Holder is no longer an Affiliate or (y) they are terminated under the following clause (ii)) or (ii) the date that the Holder no longer holds this Note or any Shares:
          (a) at all times make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act;
          (b) file with the SEC and Nasdaq, in a timely manner, all reports and other documents required of the Parent under the Securities Act, Exchange Act and Nasdaq rules (including all filings and other submissions of the kind contemplated or described in Section 3.8(a) above);
          (c) promptly furnish to the Holder upon request a written statement by the Company that it is in compliance with the reporting requirements of Sections 3.8(a) and (b) above and of the Exchange Act; and
          (d) maintain the listing of the Common Stock on one of the Nasdaq Global Market, Nasdaq Capital Market or Nasdaq Global Select Market (or their successors).
     The Company represents and warrants that it has filed all required reports under section 13 or 15(d) of the Exchange Act, as applicable, during the 12 months preceding the date of this Note, other than Form 8-K reports.
     Section 3.9 Time; Costs, Fees and Expenses. Time is of the essence with respect to this Note and the obligations hereunder. The Company shall reimburse and pay the Holder, upon demand, for any stamp or documentary taxes, transfer taxes or other taxes, assessments or fees made or charged against the Holder by any governmental agency or authority in connection with this Note (other than income taxes).

     Section 3.10 Governing Law and Construction. This Note shall be construed in accordance with and governed by the laws of the State of Georgia, without regard to the principles of conflicts of law. This Note shall take effect as an instrument under seal in the State of Georgia. Whenever possible, each provision of this Note and any other statement, instrument or transaction contemplated hereby shall be valid under such applicable law, but, if any provision of this Note or any other statement, instrument or transaction contemplated hereby or relating hereto shall be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note or any other statement, instrument or transaction contemplated hereby or relating hereto. In the event of any conflict with, between or among the provisions of this Note and the Merger Agreement, the Merger Agreement shall govern.
SECTION 4
Subordination
     Section 4.1 Subordination. Subject to the provisions of this Section 4 below, the Holder agrees by accepting this Note that the payment of all principal, interest and other sums (including, without limitation, the payments under Section 3.2(c) hereof) at any time now or hereafter owing from the Company to the Holder under or in connection with this Note (the “Subordinated Debt”), shall be junior and subordinate to the extent and manner set forth herein to the prior indefeasible payment in full of all Senior Debt.
     Section 4.2 Default under Senior Debt.
          (a) As long as any amount is outstanding on this Note, and subject to Section 4.5 below, following the occurrence and during the continuance of a Default (as defined under the Credit Agreement) on the Senior Debt of which the Holder has received written notice from the lenders under the Senior Debt, the Holder by accepting this Note agrees that it will not (y) take any action or initiate any proceedings, judicial or otherwise, to enforce the Holder’s rights or remedies with respect to this Note, or under any portion of this Note, including, without limitation, any action to obtain any judgment or prejudgment remedy against the Company or to otherwise collect any amounts due hereunder or to realize upon any lien, security interest, charge, claim, right or other arrangement now or in the future existing, including any repossession, foreclosure, public sale, private sale, collection, obtaining of a receiver or retention of all or any part of amounts paid pursuant to this Note, or (z) receive any payment of principal, interest or other sums payable on this Note. The foregoing provisions shall not be deemed to restrict or prohibit the Holder from accelerating this Note upon any Event of Default under this Note, nor shall it restrict the Holder, in the event of any proceeding described in Section 2.1(a) of this Note, from (1) filing a proof of claim, voting and otherwise acting with respect to this Note (including by exercising the right to vote to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition, or extension), (2) serving on a creditors’ committee or (3) filing any motions or pleadings or taking such other actions as may be necessary or desirable with respect to any claim in a proceeding, provided that the Holder shall not vote with respect to any such plan or take any other action in any way so as to contest (A) the validity of any Senior Debt or any collateral therefor or guaranties thereof, (B) the enforceability of the rights and duties of any holders of any Senior Debt established in any instruments or agreements creating or evidencing any of the Senior Debt with respect to any of such collateral or guaranties or (C) the priority of the liens, security interests and rights of the holders of the Senior Debt pursuant to this Note.
          (b) In addition, notwithstanding anything to the contrary contained in this Section 4 or elsewhere in this Note, the Holder shall be entitled to receive and retain (x) securities of the Company as reorganized or readjusted, or securities of the Company or any other entity provided for by a plan of reorganization or readjustment, the payment of which is subordinated, at least to the extent provided in this Note, to the payment of the Senior Debt, and (y) any payment or distribution authorized by an order or decree giving effect, and stating in such order or decree that effect is given, to the subordination of this Note to the Senior Debt, and made by a court of competent jurisdiction in a reorganization proceeding under any applicable bankruptcy law.
          (c) Notwithstanding anything herein to the contrary, and in addition to the foregoing limitations, in no event prior to the payment in full of all Senior Debt (and termination of all commitments to lend additional Senior Debt) shall the Holder amend the provisions hereof to increase the interest payable hereunder, increase the principal amount hereof, provide for an amortization or other payments other than those set forth herein on the date hereof, or change the Maturity Date, in each case, without the express written consent of the “Majority Lenders” as defined in the Credit Agreement. Any payment received by Holder in violation of the terms hereof shall be paid over by Holder to the lenders under the Senior Debt for application to the Senior Debt, but such application shall not entitle Holder to any rights of subrogation until all of the Senior Debt has been paid in full and all obligations of lenders under the Credit Agreement to make loans or other extensions of credit have terminated.
     Section 4.3 Dissolution, Liquidation or Reorganization of the Company. In the event of any insolvency, bankruptcy or receivership case or proceeding, or any dissolution, winding up, liquidation, reorganization or other similar proceeding, relative to the Company, its property or its operations (whether voluntary or involuntary and whether in bankruptcy, insolvency or receivership proceedings or otherwise) or upon an assignment for the benefit of creditors, or any other marshalling of the assets of the Company, then all Senior Debt shall first be paid in full in cash or cash equivalents, before the Holder shall be entitled to receive or retain any payment or distribution of assets with respect to this Note.
     Section 4.4 Deferral of Payments. If the payment of any amount otherwise required pursuant to this Note prior to the stated maturity of the Note would result in the Company being in default under any Senior Debt, the Company shall defer payment of the amounts which would have such result. Amounts, the payment of which are so deferred, together with interest thereon from the date payment would have been due but for the operation of this Section until paid, will be due and payable immediately when such amounts may be paid by the Company without causing such result or at the stated maturity of this Note, whichever occurs first.
     Section 4.5 Holder Rights. Notwithstanding the foregoing provisions of this Section 4, so long as (a) (i) (A) a default is continuing with respect to the covenants set forth in Sections 1.5(a), 1.5(c) and 1.5(d) or (B) any Event of Default specified in Sections  2.1(c) or

2.1(h) is continuing, and (ii) the Senior Lenders have either (A) consented to the action giving rise to such default or Event of Default or (B) waived any similar or corresponding default under the Credit Agreement, then the Holder shall be entitled to receive payments and take actions to collect on this Note, or (b) (i) an Event of Default specified in Section 2.1(b) is continuing and (ii) no notice of default under the Senior Debt has been received by the Holder pursuant to Section 4.2 above prior to such Event of Default, then the Holder shall be entitled to receive payments and take actions to collect on this Note.
     Section 4.6 Third Party Beneficiaries. By issuing this Note, the Company acknowledges and agrees, and by accepting this Note, Holder acknowledges and agrees that the holders of the Senior Debt are intended to be third party beneficiaries of the provisions of this Section 4 and are entitled to rely on these provisions and to enforce these provisions as if they were a direct party to this Note. In addition, and in furtherance of the foregoing, the Holder, by acceptance of this Note, agrees that the provisions of this Section 4 may not be amended or modified without the written consent of the Majority Lenders (as defined in the Credit Agreement).
     Section 4.7 Other Rights. The provisions of this Section 4 are solely for the purpose of defining the relative rights of the holders of Senior Debt, on the one hand, and the Holder on the other, against the Company and its assets, and nothing herein is intended to or shall impair, as between the Company and the Holder, the obligations of the Company, which are absolute and unconditional, to pay to the Holder the principal and interest on this Note as and when they become due and payable in accordance with their terms, or is intended to or will affect the relative rights of the Holder and creditors of the Company other than the holders of Senior Debt, nor will anything herein or therein prevent the Holder from exercising all remedies otherwise permitted by applicable law upon default under this Note, subject to the rights, if any, of the holders of Senior Debt under this Section 4.
[Signature page follows.]

     IN WITNESS WHEREOF, the Company has executed this Note as of the date first above written.

Goldleaf Financial Solutions, Inc.

By:	/s/ Gregory L. Boggs

Name:	Lynn Boggs
Its:	CEO

SCHEDULE A
Company Competitors
Fiserv, FIS, Metavante, Jack Henry, Harland Financial Solutions, Open Solutions, CSI, Wausau, RDM, NetDeposit, ACI Worldwide, Troy, Moneygram International, Intuit, Bankserv, BottomLine Technologies, NCR, ORCC, First Data, SONE, and Unisys